Exhibit 5.4

[GALLASTEGUI Y LOZANO LETTERHEAD]

January 21, 2003

Sistemas de Comunicaciones Troncales, S.A. de C.V.
Multifon, S.A. de C.V.
Prestadora de Servicios de Radiocomunicación, S.A. de C.V.
Radiophone, S.A. de C.V.
Fonotransportes Nacionales, S.A. de C.V.
Servicios Protel, S.A. de C.V.
Nextel de México, S.A. de C.V.
Teletransportes Integrales, S.A. de C.V.
Servicios de Radiocomunicación Movil de México, S.A. de C.V.
Comunicaciones Nextel de México, S.A. de C.V.

Blvd. Manuel Avila Camacho No. 36, 9th floor
Col. Lomas de Chapultepec
C.P. 11000, México, D.F.

Ladies and Gentlemen:

We have acted as Mexican special counsel to Sistemas de Comunicaciones Troncales, S.A. de C.V., Multifon, S.A. de C.V., Prestadora de Servicios de Radiocomunicación, S.A. de C.V., Radiophone, S.A. de C.V., Fonotransportes Nacionales, S.A. de C.V., Servicios Protel, S.A. de C.V., Nextel de México, S.A. de C.V., Teletransportes Integrales, S.A. de C.V., Servicios de Radiocomunicación Movil de México, S.A. de C.V. and Comunicaciones Nextel de México, S.A. de C.V. (the “Guarantors”) in connection with the Registration Statement on Form S-1, as amended (File No. 333-102077) (the “Registration Statement”), filed by NII Holdings, Inc., a Delaware corporation (“NII Holdings”), and NII Holdings (Cayman), Ltd., a Cayman Islands corporation (“NII Holdings Cayman”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of 11,461,283 shares of the Common Stock, $0.001 par value per share, of NII Holdings, $98,219,990 initial principal amount of 13% Senior Secured Discount Notes due 2009 if NII Holdings (Cayman) (the “Notes”) and the guarantees of the obligations of NII Holdings (Cayman) under the Notes by the guarantors, including the Guarantors (collectively the “Guarantees,” and each a “Guarantee”).

The Notes to be registered were issued pursuant to the Indenture, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), among NII Holdings (Cayman), the guarantors named therein, including the Guarantors, and the trustee thereunder.

Opinion

     We are of the opinion that:

     (1)  Each of the Guarantors is a limited liability corporation existing under the laws of Mexico. Each of the Guarantors is in good standing under the laws of Mexico.

     (2)  All necessary corporate action required to be taken pursuant to Mexican law by the Guarantors to authorize the issue and giving by the Guarantors of their Guarantees in accordance with the provisions of the Indenture has been taken by or on behalf of the Guarantors.

     (3)  There are no taxes, duties or other charges payable to or chargeable by the Government of Mexico, or any authority or agency thereof in respect of the issue of the Guarantees

Disclosure

     This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ M. Eugenia Rios

Gallástegui y Lozano, S.C.